Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

FINANCIAL RESULTS FOR QUARTER AND NINE MONTHS

ENDED SEPTEMBER 30, 2004

Oak Brook, Illinois  — October 18, 2004  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter and nine months ended September 30, 2004.

Revenues for the quarter ended September 30, 2004 were $66.5 million compared to $98.1 million for the same period in 2003.  The decline in revenues was again due to the slow down in domestic dredging bid activity that began in the second half of 2003 and continued through the first half of 2004.   This has led to intense competition within the industry for work that has been bid, which has significantly compressed margins.  While the Company has maintained high levels of capital dredging backlog, performance on certain of these projects was postponed by the Army Corps of Engineers (Corps) due to a lack of current funding, which resulted in decreased utilization of certain key equipment within the Company’s fleet.  Gross profit margin declined to 6.5% for the quarter ended September 30, 2004 compared to 18.5% for the same quarter of 2003, as a result of the lower margins from the mix of projects performed, some of which were further impacted by the severe weather in the Southeast. The gross profit margin was also significantly impacted by fixed costs relative to the reduced level of utilization.  Additionally, gross profit margin for the third quarter of 2004 reflects approximately $1.3 million (or 2%) of additional depreciation expense resulting from the revaluation of the Company’s operating assets in connection with sale of the Company in December of 2003.  In the third quarter of 2004, the Company reached a tentative settlement on an ongoing legal claim relating to its demolition business and recorded a charge of $1.3 million. Thus, EBITDA for the quarter ended September 30, 2004 was $2.7 million compared to $15.7 million for the same period in 2003, with the decline driven primarily by the reduction in dredging volume and margins.

Revenues and EBITDA for the nine-month period ended September 30, 2004 were $242.5 million and $23.1 million, respectively, which compare to $302.2 million and $44.3 million for the same 2003 periods. The reduction in revenues and EBITDA for the nine months of 2004 was attributable primarily to reduced domestic capital dredging revenue, which, as mentioned above, has declined due to the reduced bidding activity and the funding delays which have caused postponement of certain capital project work within the Company’s backlog.

The Company generated an operating loss of $4.1 million for the quarter ended September 30, 2004 and operating income of $1.8 million for the nine-month period ended September 30, 2004, compared to operating income of $11.3 million and $31.0 million for the same periods of 2003, respectively.  The operating results for the quarter and nine months ended September 30, 2004 are impacted by the factors discussed previously, as well as additional amortization expense of $0.7 million and $3.6 million, respectively, resulting from the revaluation of the Company’s assets and liabilities in connection with sale of the Company in December of 2003.

The Company incurred a net loss of $4.6 million for the quarter ended September 30, 2004, resulting in a net loss of $8.3 million for the nine-month period of 2004 as a result of the decrease in revenue and earnings and increase in depreciation and amortization expense, as discussed previously.  The Company generated net income of $3.6 million and $9.5 million, respectively, for the same 2003 periods.

At September 30, 2004, the Company had total debt of $254.7 million, of which $2.0 million was current, total cash and equivalents of $7.2 million and outstanding performance letters of credit totaling $13.9 million.  Effective September 30, 2004, the Company amended its credit agreements with its lenders to adjust financial covenant terms to allow for the lower-than-anticipated earnings generated by the Company in recent quarters, due to the slow-down in funding and bidding within the domestic dredging market.  In return, the Company’s revolver borrowing availability has been reduced until such time as the Company achieves certain defined financial measures.  At September 30, 2004, the Company had no outstanding revolver borrowings; therefore, revolver borrowing availability was $15.0 million, which remains sufficient for all foreseeable operating cash needs.

Dredging backlog at September 30, 2004 increased to $279.0 million, which compares to $129.1 million at June 30, 2004 and $218.3 million at September 30, 2003.  Backlog benefited from an improved domestic dredging bid market in the third quarter.  Contract awards for the third quarter of 2004 totaled $291 million, and the Company won 65% of this work, including the $66 million Brunswick, Georgia deep port project and a $38 million deepening project in Miami, Florida that was bid by request-for-proposal.  This compared to only $221 million for the first half of the year and brings the year-to-date 2004 bid market to over $500 million, with the Company’s year-to-date share at approximately 50%.  The 2004 to date market has already exceeded the total 2003 market of $425 million, which was much lower than typical, and is now on track to approach historical averages if the bidding activity continues at a similar pace through the fourth quarter.  However, despite the recent improvement in bid activity, the pricing will continue to be impacted in the short-term, until the industry reaches more historical capacity levels and regains confidence in the market.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 13% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 114-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters and nine months ended September 30, 2004 and 2003 were:

	Quarter ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)

Revenues	$66.5	$98.1	$242.5	$302.2

Gross profit	$4.4	$18.1	$26.6	$51.2

General and administrative	(6.5)	(6.8)	(19.9)	(20.2)
Amortization of intangible assets	(0.7)	—	(3.6)	—
Litigation (demolition)	(1.3)	—	(1.3)	—

Operating income (loss)	$(4.1)	$11.3	$1.8	$31.0

Net income (loss)	$(4.6)	$3.6	$(8.3)	$9.5

Adjusted for:
Interest expense, net	3.4	5.2	15.0	15.4
Income tax expense (benefit)	(2.1)	2.8	(3.2)	7.2
Depreciation and amortization	6.0	4.1	19.6	12.2

EBITDA	$2.7	$15.7	$23.1	$44.3

Net cash flows from operating activities	$12.2	$6.6	$22.0	$12.2

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Tuesday, October 19, 2004 at 1:00 p.m., C.S.T.  The call in number is 1-877-664-9586 and the conference code is 6305742948.